Exhibit 23.1

CONSENT OF INTERNATIONAL ENERGY AND RESOURCES, INC.

We hereby consent to the incorporation by reference of any reports concerning reserves and other analyses performed by us in our capacity as an independent consultant to USCorp (the “Company”), which are set forth in the Company’s Annual Report on Form 10-KSB for the years ended September 30, 2003, September 30, 2004 and September 30, 2005; any registration statements or prospectuses to be filed in connection with the sale or resale from time to time of securities of the Company, or amendments or supplements thereto; and in any amendment to any registration statements or prospectuses.

We also consent to the reference to us under the headings “Consultants” and “Experts” in any of the aforementioned documents.

INTERNATIONAL ENERGY AND RESOURCES, INC.

/s/ Don E. Brown
Name: Don E. Brown
Title: President